CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-210770 on Form N-2 of our report dated February 23, 2017, relating to the financial statements and financial highlights of BlackRock Health Sciences Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
April 24, 2017